Advanced Series Trust
For the semi-annual period ended 6/30/07
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I. Name of Fund: Advanced Series Trust - AST Goldman Sachs Mid-Cap Growth Portfolio

1.   Name of Issuer:  National CineMedia, Inc.

2.   Date of Purchase:  February 7, 2007

3.   Number of Securities Purchased:  39,600

4.   Dollar Amount of Purchase:  $831,600

5.   Price Per Unit:  $21

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Credit Suisse First Boston Corporation

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Credit Suisse
JPMorgan
Lehman Brothers
Morgan Stanley
AGM Securities
Allen & Company LLC
Bear, Stearns & Co. Inc.
Citigroup
Deutsche Bank Securities
Goldman, Sachs & Co.
Merrill Lynch & Co.
UBS Investment Bank